Exhibit 99.1
Final Transcript
Thomson StreetEvents
Conference Call Transcript
HSTX — Q4 2008 Harris Stratex Networks Earnings Conference Call
Event Date/Time: Sep. 18. 2008 / 4:30PM ET

CORPORATE PARTICIPANTS
Mary McGowan
Harris Stratex Networks — Summit IR Group
Harold Braun
Harris Stratex Networks — President — CEO
Sally Dudash
Harris Stratex Networks — CFO
CONFERENCE CALL PARTICIPANTS
Nathan Johnson
Pacific Crest Securities — Analyst
Blaine Carroll
FTN Midwest Securities — Analyst
Stephen Ferranti
Stephens Incorporated — Analyst
Jim Moren
Morgan Joseph — Analyst
PRESENTATION

Operator
Ladies and gentlemen, thank you for standing by and welcome to the Harris Stratex Networks conference call. At this time, all participants are in a listen-only mode. Later we will open up the call for your questions. Instructions for queueing up will be provided at that time. As a reminder, this conference call is being recorded for replay purposes. I would now like to turn the conference call over to Mary McGowan of the Summit IR Group. Ms. McGowan, you may begin.

Mary McGowan — Harris Stratex Networks — Summit IR Group
Thank you for joining us today to provide fourth quarter and full year 2008 financial results for Harris Stratex Networks. On today’s call will be Harold Braun, President and Chief Executive Officer and Sally Dudash, Vice President and Chief Financial Officer.
During this conference call, we may make forward-looking statements regarding our business including statements relating to projections of earnings and revenues, business drivers, such as the transition to IP infrastructure, the timing and capabilities of new products and continued network expansion by mobile and private network operators. These and other forward-looking statements involve assumptions, risks, and uncertainties, that could cause actual results to differ materially from those statements. For more information please see the press release and filings made by the Company with the SEC. These can be found on the Investor Relation section of our company website, which is www.HarrisStratex.com.
Now I’d like to turn the call over to Harold Braun.

Harold Braun — Harris Stratex Networks — President — CEO
Thank you, Mary. We are pleased to have completed our restatement and are now able to report our financial results for the fourth quarter and full fiscal year 2008. In a few moments I will turn the call over to Sally to discuss the quarter in detail, but first I would like to provide you with some highlights from the quarter.

On a non-GAAP basis, revenue for the June quarter was 187 million up year-over-year 7%, and up sequentially 5%. Gross margins was 30.6% compared to 29.5% in quarter three and 30.3% in quarter four fiscal year ‘07. Net income was 5 million and earnings per share was $0.08. By segment, North America revenue was 55 million, International revenue 125 million and network operations revenue was 7 million. We reduced inventory by 14 million and improved inventory turns from 4.2 to 5.0. We maintained a strong cash position at 98 million, and DSOs were in line with our target.
For the full fiscal year, revenue was 718 million, a 10% year-over-year growth compared to fiscal year 2007. EPS for fiscal year 2008 was $0.59. As our results demonstrate, our revenue momentum continues with year-over-year sales up 10%. The strongest growth regions were Africa and EMAR, which comprises Europe, Middle East and Russia. This strength was driven by our (inaudible) generation of products which we believe to have a competitive advantage and, also, our breadth of services that enable customers to make more intelligent decisions and planning and expanding their wireless network infrastructure.
As we noted in July, we achieved record bookings in Q4 with a book-to-bill ratio of 1.6 to 1. Since a good number of the orders booked in Q4 had extended delivery dates we expected sales to be spread over the next several quarters. Later on the call I will provide comments on our market and our strategy for growth. Now let me turn the call over to Sally, to give you the full financial details of the quarter. Sally.

Sally Dudash — Harris Stratex Networks — CFO
Thank you, Harold. Good afternoon everyone. Let me start with a review of the GAAP financial performance of Harris Stratex Networks for the quarter ended June 27, 2008. Fourth quarter revenue was 187 million, and we were reported a net loss of 12 million or $0.20 per share(Sic-see press release). We believe the supplemental non-GAAP financial results reflect the basic operating results of the company and will facilitate comparison of operating results across reporting periods. Our non-GAAP income statements exclude the charges that resulted from the merger transaction, integration cost and stock compensation expense. Please refer to our web site for complete GAAP or non-GAAP reconciliation tables.
For the fourth quarter of fiscal 2008, these non-GAAP charges totaled 21 million and are composed of the following — - 11 million inventory impairment; 2.9 million amortization of purchase related assets; 5.7 million merger integration charges; and 1.4 million stock compensation expense. The following discussion is based on non-GAAP results. All comparisons with prior periods have been adjusted to reflect the restatement of our financial results. Restated pro forma tables for fiscal 2007, and fiscal 2008, have been posted to our web site. By segment north America microwave contributed 55 million of revenue down from 57 million in Q3. And 59 million in Q4 fiscal 2007. The International microwave segment contributed 125 million of revenue in the fourth quarter, 6% higher than Q3 and 13% higher than Q4 of FY ‘07. By geography, Africa contributed 48 million in revenue in Q4 of FY ‘08 compared 56 million in Q3 and 41 million in Q4 of ‘07. Europe, Middle East and Russia contributed 56 million in Q4 of ‘08 compared to 39 million in Q3 and 44 million in Q4 ‘07. And revenue for the rest of the world was 21 million, compared to 22 million in Q3 and 25 million in Q4 of last year.
The network operations segment contributed 7 million in revenue in this quarter, up 69% from Q3 and up 51% from Q4 of ‘07. Gross margin was 30.6% in the quarter, compared to 29.5% in Q3, and 30.3% in Q4, of ‘07. Total operating expenses increased from 40 million or 22% of revenue in the third quarter, to 51 million or 27% of revenue in Q4 of ‘08. As discussed on July 30 call, we saw a increase in OpEx from sales commission expense due to record orders bookings increased bad debt write offs and increased professional services expense.
Going forward we expect our OpEx levels to return closer to our average quarterly level for fiscal 2008, although in Q1 of FY ‘09 we expect slightly higher than the FY ‘08 average level due to expenses associated with our restatement process. Depreciation and amortization of property, plant, and equipment and capitalized software was 5 million, CapEx for the quarter including capitalized software was also 5 million. Operating income was 5.9 million for the quarter compared to 13.1 million in the third quarter, and 10.6 million in the year ago period. Net income 4.8 million or $0.08 per diluted share. Our pro forma tax rate remains at 26%. And our cash tax rate for fiscal 2008 was 4%. Employee head count was 1421, compared to 1430 at the end of Q3.
Moving onto the balance sheet, Harris Stratex’s cash balance including short-term investments was 98 million at the end of June, compared to 100 million at the end of March. Operating cash flow for the quarter was 5 million. Total year operating cash flow for the company was 40 million in fiscal 2008, compared to a negative 13 million in fiscal 2007. Net cash, which we define as cash less third-party debt, improved from 69 million in Q4 of ‘07, and 89 million in Q3 of ‘08 to 90 million in Q4 of ‘08. Inventory and unbilled decreased by 14 million in the quarter and turns improved from 4.2 to 5.

Accounts receivable increased by 4 million. DSO’s were 101 for Q4 the same as in Q3 and in line with our target. This is down from a high of 111 in Q2 of this year. We continue our initiatives to decrease DSOs and improve inventory turns and are very encouraged with the overall balance sheet progress in the quarter.
Let me take a moment to provide you with a summary of the restatements impact on prior period results. Full details are in the financial tables attached to our press release. For the three quarters ending in March 2008, the total amount of the restatement was an increase in cost of goods sold of 5.1 million, and an increase in selling and administration expenses of $900,000. The impact on pro forma gross margins over the first three quarters of fiscal 2008 was as follows — - for Q1 there was a decrease of 1.2%; for Q2 there was a decrease of 0.2%; and for Q3 there was a decrease of 1.5%. For the corresponding quarters the impact on pro forma EPS was as follows — - for Q1 EPS increased from $0.17 to $0.18; for Q2, EPS decreased from $0.21 to $0.16; and for Q3, EPS decreased from $0.20 to $0.16.
Now I would like to turn the call back to Harold to provide you with a market and business update.

Harold Braun — Harris Stratex Networks — President — CEO
Thank you, Sally. I would like to lead off with our current out look on the strengths of the mobile market and provide a summary review of where we believe the industry is going. The global microwave market is estimated to grow from a little over 6 billion in 2008 to more than 8 billion in 2013. This delivers a relatively strong growth rate of 6 to 8%. However, we see a underlying growth of closer to 20%, in the applications for higher capacity IP-Paid capable microwave. This is where Harris Stratex has been playing a leading role and where we will focus the majority of our business development and R&D efforts. There is a clear shift in consumer behavior that is driving a technology shift in our business. While mobile subscriber growth has tripled over the last three years, IP data traffic volume for mobile devices grew by a factor of four in 2007 alone and is expected to repeat in 2008.
Users after new applications supported by devices such as the iPhone or other Smart Phones are leading to a substantial increase in data traffic and cable net works in North America and in Europe. Some of our mobile customers in other regions are reporting similar affects from the use of wireless PC data cards as they roll out 3G networks. The increase bandwidth requirements for backhaul is a strong potential driver for growth in the microwave market, better for upgrades to existing microwave networks or for lease line substitution. Last year our percentage of IP products shipments increased to 31%, driven in large by the success and demand for our Eclipses IP product platform. I now expect us to exceed 50% in IP product shipments by the end of 2009.
The transition to IP backhaul and mobile networks is happening at different times around the world. However we are seeing a strong interest in understanding that technology migration parts in the last three months alone, we have responded to RFI’s from Tier 1 carriers in every region of the world. While the starting point fort migration is different in each case, there are many similarities in these customer requirements. And the pick up has been very positive for our native mix mode TBM class IP solution and our future product road map.
With regards to our product strategy we have taken significant steps towards a common platform that will reduce the number of products required to support our worldwide customer base. For customers with are legacy products, we are implementing new solutions to provide a smooth migration part through IP. We have also identified the key features to enhance our solutions and stay ahead of our competition as we look to maintain a leadership position in IP mobile backhaul as well as WiMAX LTE backhaul. Since arriving at the company, I have under taken visits to key customers in every region that have validated our strategic direction with them at the same time as reviewing their future needs. I found that customers everywhere are looking towards future IP enabled networks even where current build out on mainly oriented towards 2G mobile services.
In Africa, a combination of new network operators and the continued expansion of our current customers networks, led to our strong year-over-year performance in this region. New customers wins in Asia Pacific are also adding to our momentum. As you recall, in July we announced a multiyear contract with [Optos], a leader in integrated communications that is expanding its 3G mobile network to cover up 98% of Australian’s population. Deployment of our Eclipse platform have already taken place. In addition to [Optos] , we also added a large new account in the Middle East. In Q4, we were selected to provide a complete backhaul solution for a National Security network with a contract value in excess of 60 million. Shipments against this contract will spread over multiple quarters. While North America revenues in the Q4 were slightly down we set a new record for bookings across the wide priorities of customers and education.
Over several months this summer I also conducted a series of executive workshops to reach a common vision for Harris Stratex Networks. And to set in place a major focus area for fiscal year ‘09. In addition to a revised product strategy, focused on IP mobil backhaul and additional new [grace] programs which we will discuss in more detail as they evolve, the out growth was a renewed focus on key business processes.

In order for us to compete to win and grow we need to strengthen the foundation of our IT systems and processes. I would like the spend a few moments to discuss this area further. We have a project well underway to provide uniform access to key business information and data. This is a multifaced effort to migrate and consolidate processes and tools under one unified program. We now have a clear road map to achieve this objective. We intend to create a digital world environment that will enhance productivity and reduce costs for both us and our customers. (inaudible) To some critical issues are underway and we will implement this throughout the fiscal year. Significant policy and processes improvements with implemented with major tooling migrations to follow. The most important unification phases are as follows — - number one, short and long-term improvements to our financial reporting tools and process in order to improve visibility on key business metrics; number two, policy and process improvements to better understand our cost structure and drivers on the global basis; and number three, migration to a single ERP solution to reduce manual intervention increase productivity and reduce audit and SOXs certification costs.
Another measure of a company’s foundation is a solid management team. In July I updated you on the organization of my senior leadership team. Since then each of those business leaders has completed their own organizational design and implemented the next level of management. I am pleased to say we have now the right people in place to drive our strategy. We are closing in on the IT infrastructure to enable us to increase our productivity and cost effectiveness and we have a highly competitive IP product platform which we are parting legacy products, while continuing to increase functionality. One of our key strategic initiatives the transition to IP mobile backhaul all ready distinguish us from the peer group and provides the most financial reward for our investment in R&D.
Before going to Q&A, I would like to touch on our near-term out look. Based on the strength of our bookings and visibility at this point in the quarter, we now expect revenues for Q1 fiscal year ‘09 to be between 185 and 195 million. Compared to guidance we provided at the end of July of between 175 million, and 185 million. While we are not providing specific guidance on other financial targets at this time, we do want to provide directional guidance on the first quarter of our new fiscal year. We expect our gross margins to be compatible to Q4 of fiscal year ‘08. OpEx will be closer to the quarterly average of fiscal year ‘08 with a slight increase due to expenses incurred in our restatement process. We also expect to incur restructure charges of between 4 million and 6 million.
Overall we anticipate that pro forma earnings will be up from Q4 and closer to the restated EPS in the first half of fiscal year 2008. By the end of our second fiscal quarter, pending a (inaudible) December, I will provide you with financial metrics to track the execution of our strategy. These will include our quarterly targets for revenue growth, gross margin, OpEx , cash generation, as well as continued updates on the IP percentage of our product sales. Given the market fundamentals that we see, the product road map that we have laid out, and the strength of our bookings we are excited about our prospects as we enter the new fiscal year. At this point I would like to open the line for questions. Operator
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Our first question comes from James Faucette with Pacific Crest Securities.

Nathan Johnson — Pacific Crest Securities — Analyst
Hi, this is Nathan Johnson calling for James. I wanted to talk about your change in revenue guidance, whether that was merely a improvement in visibility as we got farther into the quarter or are there kind of things that happened within the quarter, did it unfold differently than you initially expected?

Sally Dudash — Harris Stratex Networks — CFO
Okay. Improved visibility in the quarter and it’s follow onto the strength in the bookings that we saw in Q4.

Nathan Johnson — Pacific Crest Securities — Analyst
So really unfolded as you guys expected?

Harold Braun — Harris Stratex Networks — President — CEO
I would say so, during the quarter we saw that we could make more and I think that visibility gave us a different perspective. I think that’s why we increased the number.

Nathan Johnson — Pacific Crest Securities — Analyst
Great. Just obviously I have to ask with the macroeconomic environment, are you guys seeing any sort of change in behavior for either orders or RFP activity or something you guys aren’t seeing at this point?

Harold Braun — Harris Stratex Networks — President — CEO
As I said in my comments, we see all over the world our RFI coming in, and some cases RFP coming and the RFP’s are focuses on IP, that’s a good sign. And also you see some Tier 1 operators moving their investments from the wireline business to the wireless business lines so that are clear indicators for us that we are doing the right thing and that investments are shifting in Tier 1 form wireline to wireless. That is all driven by the strong demand of consumers to buy mobile data cards for PC’s and of course Smart Phones. With a lot of high bandwidth rich applications.

Nathan Johnson — Pacific Crest Securities — Analyst
Given that, do you expect North America to see a turn around in the next fiscal year.

Harold Braun — Harris Stratex Networks — President — CEO
Turn around towards IP?

Nathan Johnson — Pacific Crest Securities — Analyst
Yes, just it seems like the North American portion of the revenue has stalled a bit compared to international growth. Just wondering if you expect North America to rebound a little bit next year.

Harold Braun — Harris Stratex Networks — President — CEO
Yes. A couple of RFI and RFPs coming from the North American market. You see also headlines in the last quarter from major mobile operators focusing in on mobile data growth. That’s where we think that we have our sweet spot and I think also the big carriers will invest more money in their mobile backhaul. I think that a good sign. I expect an increase in our revenue.

Nathan Johnson — Pacific Crest Securities — Analyst
Great, thank you very much.

Operator
Our next question comes from Blaine Carroll with FTN Midwest Securities.

Blaine Carroll — FTN Midwest Securities — Analyst
Thank you. And congratulations Harold and Sally on getting the financials out.

Harold Braun — Harris Stratex Networks — President — CEO
Thank y very much.

Blaine Carroll — FTN Midwest Securities — Analyst
I’m sure it was quite a task. Couple of questions if I can, Harold you talked a bout the strength in the EMAR market, and you seem to be pointing towards a new product. Can you talk about which markets within there are particularly strong and maybe give detail on the product. Is this a [etsy] product versus a [nasy] product and that is why it is doing well in the international and maybe we are not seeing in North America yet?

Harold Braun — Harris Stratex Networks — President — CEO
It’s a IP based product, and I think we see all over the region strong demand on product which are IP based. And of course on the standup side, we just mentioned it is now universal wide. We have that product and IP is more universal. There is not that clear [itsy] or [ansy] feature anymore and therefore I think it is not a new product so it is all towards our new product platform. So we can use that product platform in that region. There are customer features or specific features but we don’t see that in that particular case. The regions in the area with strong growth are all the (inaudible) and also [Saudi] a couple of very good prospects for us.

Blaine Carroll — FTN Midwest Securities — Analyst
How much IP revenue was there in the quarter?

Harold Braun — Harris Stratex Networks — President — CEO
I think the quarter, what I compared was — 31%. (inaudible)

Blaine Carroll — FTN Midwest Securities — Analyst
Okay 31% for the trailing 12?

Harold Braun — Harris Stratex Networks — President — CEO
Trailing, yes.

Blaine Carroll — FTN Midwest Securities — Analyst
Do you have it for the quarter by chance?

Harold Braun — Harris Stratex Networks — President — CEO
No.

Blaine Carroll — FTN Midwest Securities — Analyst
Okay. We only have ten days left in the quarter, right? So the 185 to 195, how much business do you have to do to hit those numbers? Is there a fair amount of turns or coming out of backlog or shipping?

Sally Dudash — Harris Stratex Networks — CFO
Business is always one that has a fair amount of turns in the quarter. This quarter is no different than any other quarter. We do see, number one, a significant amount of our business at the end of a quarter and other factor that is part of our business is that large deals will come in and out of a quarter based on commercial terms closing or logistics turns closing or ability to get shipments to many different parts of the world. So it’s the same as it always is for us.

Blaine Carroll — FTN Midwest Securities — Analyst
Then last one, Sally, any incremental legal expenses fallen through?

Sally Dudash — Harris Stratex Networks — CFO
We will see increased legal and professional expenses as a result of the restatement. They are not hugely significant because we were able to at this point finish this fairly efficiently. But that will be something that we saw and indicated in the guidance that we gave.

Blaine Carroll — FTN Midwest Securities — Analyst
Thanks.

Operator
Thank you. Our next question comes from Stephen Ferranti with Stephens Incorporated.

Stephen Ferranti — Stephens Incorporated — Analyst
Thank you. Good afternoon. Harold will you be able to provide color in terms of the linearity of orders thus far into the SEptember quarter, perhaps how September looked versus say July?

Harold Braun — Harris Stratex Networks — President — CEO
Yes. You can imagine I mean coming out of Q4, record bookings, I think that was of course some how an unsustainable order involving a dead quarter, but it didn’t fall off the cliff. We saw constant orders coming in and not to that level but it was solid and also going forward. I provided you some information on that I would take a look at all the orders, where they’re coming from and how solid they are. That was all solid and good. All the momentum continue, not on that high level but see it continuing.

Stephen Ferranti — Stephens Incorporated — Analyst
Would you expect book-to-build be north of one in the September quarter?

Harold Braun — Harris Stratex Networks — President — CEO
I’m anticipating one —

Stephen Ferranti — Stephens Incorporated — Analyst
Fair enough. You had I believe last call you had discussed some potential changes to the commission structure, any update you can give us there?

Harold Braun — Harris Stratex Networks — President — CEO
I can update you there, that’s correct. Actually had already first regional meeting with all the five region heads, we met this week all together and I provided them new sales incentive plan. I designed that over the last couple of weeks. And got their input this week. I will have them in place by the end of September. So that’s done. It has several elements of bookings, revenue, gross margin, and also elements, business development. All different rating factors, different — level, — (Inaudible). sales employees, I’m happy to see the acceptance and put it in place by the end of this month.

Stephen Ferranti — Stephens Incorporated — Analyst
Last one for me the contract you mentioned the award that you had gotten in the Mideast, wanted to clarify was that 60 million as in 6-0, how can we expect that to play out in terms of over the course of the next few quarters,.

Harold Braun — Harris Stratex Networks — President — CEO
Yes, it was 6-0, 60 million in excess of 60 million. And we see that turning to revenue and second to towards the end of the second, third quarter. Over the next several quarters it will play out. And second — you can imagine that’s a big contract. There is a lot of site surveys and work to be done. So there can be changes on the customer side and second quarter, third and fourth quarter, that’s what I’m anticipating.

Stephen Ferranti — Stephens Incorporated — Analyst
Would this be something that’s counted in your IP revenue or is this your non-IP product?

Harold Braun — Harris Stratex Networks — President — CEO
That particular case is a non-IP.

Stephen Ferranti — Stephens Incorporated — Analyst
Okay. Have good, that’s it for me, thanks guys.

Harold Braun — Harris Stratex Networks — President — CEO
Thanks Steve.

Operator
Next question comes from Rich Valera with Needham & Company.

Stephen Ferranti — Stephens Incorporated — Analyst
If I could on the OpEx, you mentioned that you expect OpEx to return to the average for fiscal ‘08 but you have that one extremely high quarter so your average is about 3 million higher than the run rate for the prior three quarters around the 39 million level. Why wouldn’t OpEx go back to that pre, sort of blow out quarter in the fourth quarter, sub 40 million, is there something structurally different in the company where you have a higher level of expense going forward?

Sally Dudash — Harris Stratex Networks — CFO
One of the things that we are looking to do is make investments in growth pillars and make investment in our tools upgrades and in addition to that we are looking to take cost out of the business, but it may not be one for one at in terms of timing. So we reset our expectations slightly, with regard to that guidance that we gave and will want to see how that plays out over the course of the year in terms of being able to improve on that. Certainly the initiative for taking costs out are a high priority for us. We also know we need to make investments for our future.

Stephen Ferranti — Stephens Incorporated — Analyst
Right. Okay. Then, looking at the gross margin, just want to get a sense of where that could go in the absence of a major sort of product redesign, Harold as I understand it your IP products carry higher margins than your legacy, have a significant shift going towards IP. I think you were up 3 percentage points quarter-over-quarter on the trailing 12 months which suggests a pretty significant quarter-on-quarter increase and your big bookings were much higher percentage IP, so trying to understand is this shift towards IP do you think this will enable you to increase your gross margins going forward here, in the absence of sort of a major product redesign, or what does it take for you to move those gross margins northward?

Harold Braun — Harris Stratex Networks — President — CEO
I think — you’re correct, and I said on earlier calls that I expect there more gross margin points, a better gross margins product than we take in IP product to market. Several reasons, we discussed it about open platforms. We discussed that. (inaudible) I need to transition and transform the company towards an IP company. That takes significant training efforts. Takes significant skill shifts. Takes also in the company significant skill shift. So anticipating that contributes to a better gross margin down the road, also in the meantime significant investments I need to take to get to features towards that one platform and have to invest towards that IP platform and to transition the company in all levels in all organization to an IP mindset. That takes an effort.

Stephen Ferranti — Stephens Incorporated — Analyst
What kind of time frame are you thinking, this is sort of a — 9 — 12 month time frame to enact the changes and ripple them through the company?

Harold Braun — Harris Stratex Networks — President — CEO
Time frame for the transition?

Stephen Ferranti — Stephens Incorporated — Analyst
Yes. You’re saying you have to make investments to make the company a IP company and sounds like product tweaks as well as organizational tweaks. Trying to think of the time frame to implement these.

Harold Braun — Harris Stratex Networks — President — CEO
We have already an existing IP platform and other platform and migrations of features and radios with bigger gains that will be consolidated, but in the meantime we can sell a IP based platform . It’s a mixed bag between 6, 9 and 12 months in doing that stepwise and of course I will do that stepwise but I don’t stop product development so we do it all in a migration phase approach and transition we will take stepwise approach, 6, 9, 12 months. That’s what I’m anticipating, but in the meantime of course we can go full steam ahead on the business. There is no stop or whatever

Stephen Ferranti — Stephens Incorporated — Analyst
Trying to understand, even with what sounds like was a very big IP bookings quarter in the Q4, you don’t really not expecting them to sort of — clue in on the first quarter but not even in the second or third you’re expecting necessarily a material movement in gross margins off of that big IP bookings quarter.

Harold Braun — Harris Stratex Networks — President — CEO
It will turn — second half I guess, that’s what I just said. So I think that would be half we can expect to see something. And the other side and I said to you I need to make sure that I get my arms around the business and see where we have to invest. What we have to do to transition the company. That’s in the same time frame. Therefore I will feel comfortable towards the end of the year to give more specific items.

Stephen Ferranti — Stephens Incorporated — Analyst
Right. Finally, I guess this is maybe for you Sally, just trying to understand 18 months into an integration process and took some pretty significant charges in June, going to take more in this upcoming quarter, trying to understand what sort of year and half down the road we are still doing that we are considering integration, what type of activities are these.

Sally Dudash — Harris Stratex Networks — CFO
These were, we did talk about the inventory impairment separately, there were some other smaller asset impairments that resulted from leases and other items that were terminated towards the end of the fiscal year versus earlier in the year that contributed to the integration related charges, but at this point that particular item is behind us, as of the end of June when we talked about Q1 and restructuring, these are the new initiatives based on our current business strategy and transformation of the business and no longer related to the merger. The only thing that will continue to flow from the merger would be the amortization of the purchase intangibles.

Stephen Ferranti — Stephens Incorporated — Analyst
That’s helpful. Thank you.

Operator
Ladies and gentlemen if you would like to ask a question, please press star one. Our next question comes from Kevin Dede with Morgan Joseph.

Jim Moren — Morgan Joseph — Analyst
This is Jim Moren for Kevin Dede. A quick question about gross margins again. The last quarter you talked about transportation costs and shipping costs affecting that a bit, how is that translating this quarter or last quarter, sorry.

Sally Dudash — Harris Stratex Networks — CFO
We continue to see a high — high transportation cost, high fuel prices, we made significant changes in our logistics profile with regards to where we are warehousing our products to number one reduce those costs and number two take advantage of more ocean freight for customers than airfreight, but that in prior calls we had said that would talk some quarters to play out into our gross margins, so that is still remains a significant item for us or an item for us cost wise in the margins at this point.

Jim Moren — Morgan Joseph — Analyst
Okay. Any visibility on how many quarters we should expect on that.

Sally Dudash — Harris Stratex Networks — CFO
Well unfortunately freight is a part of our business. We do have to ship to locations all over the world. The best we can try to do in our control is optimize the shipping lanes that we utilize so I think that we will start to see that in this fiscal year in the next few quarters results from those actions that we took at the end of ‘08.

Jim Moren — Morgan Joseph — Analyst
Okay. Great. Could you go over again what is driving the strength in the EMAR region, Africa, in particular I think.

Harold Braun — Harris Stratex Networks — President — CEO
The strength, first of all when you see where we are acting, which countries and where we have set ups and people, there is an interesting phenomenon, that is that mobile operators are building all their own net works. In Nigeria, for example, you have — you have 13 mobile operators, all building their own net works. They have their licenses starting to build their networks, they are not sharing towers, just building the networks, that’s a interesting phenomenon. Other countries where they do similar things. There are huge companies, countries, they are just before deregulation, at the moment regulated with population in excess of 150 million, and they are planning their networks and they are planning mobile networks. This is a microwave country. They will not dig in couple of fiber in to the ground, they go microwave, they go mobile. That is what what we see with a lot of operators, there is a tremendous need and demand of formability. When you have been there, by the way, this coming week I go again to Africa and talking to a couple of customers there, in different countries, there is a huge demand of bandwidth, triggered by data card as I said before and bandwidth rich application. They need a network. That is one of the drivers which we see. The company is well positioned with very good Tier one customers. Very good customer relationships.

Jim Moren — Morgan Joseph — Analyst
Great. Final question for me, from what I understand, [Harris Corps] free to sell their ownership this coming January just wondering if you have any insight to what Howard Lance might do there, what his intentions are?

Harold Braun — Harris Stratex Networks — President — CEO
No, I cannot comment on that. I think it’s in January and I can’t comment on that, what Harris will do at this point in time.

Jim Moren — Morgan Joseph — Analyst
Okay. Very good. Thanks a lot.

Operator
Ladies and gentlemen, that does conclude the question and answer session. I would like to turn the conference back over to Ms. McGowan for any closing statements.

Mary McGowan — Harris Stratex Networks — Summit IR Group
This concludes today call, Thank you all for joining us on the call and the webcast. We look forward to providing you with our Q1 2009 financial results we just currently scheduled for October 29. Thank you and good day.

Operator
Ladies and gentlemen, this concludes the Harris Stratex Networks conference call. You may now disconnect and thank you for using ATT.

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In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
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